COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515

NEWS RELEASE

For immediate release October 23, 2009

COACHMEN INDUSTRIES, INC. ISSUES CAUTIONARY STATEMENT

Elkhart, Ind. - Coachmen Industries, Inc., (OTC: COHM.PK) today issued a cautionary statement regarding its 3rd quarter results.

During the 3rd quarter, single family home sales remained depressed at very low levels.  The Company saw virtually none of the widely predicted rebound in the housing markets.  Potential buyers remained unable to obtain financing. In addition, several major projects the Company anticipated were postponed by the developers or deferred.  On the Specialty Vehicle side, General Motors interrupted the supply of chassis used on the ARBOC Mobility Bus in August and subsequently curtailed 2010 model diesel chassis for the U.S. market.  As a result of these challenges, the Company’s revenues were lower than anticipated.  Although the Company has taken additional action to further reduce its costs of operations, the Company will again post a loss for the third quarter.

Further, while the Company was unable to close upon any additional source of capital during the quarter, it is still actively pursuing opportunities for convertible debt with third parties from whom it received proposed term sheets during the quarter.

The Company will provide additional details when it makes its full earnings release later this month.

Coachmen Industries, Inc. is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For investor or financial information:
James T. Holden
Corporate Secretary and Assistant General Counsel
574-266-2500

- END -